Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230471

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 22, 2019)

U.S. Well Services, Inc.

$10,275,000

Class A Common Stock

We have entered into an equity distribution agreement, dated June 26, 2020 (the “equity distribution agreement”), with Piper Sandler & Co. (the “sales agent” or “Piper Sandler”), relating to shares of our Class A common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell shares of our Class A common stock from time to time through the sales agent. This prospectus supplement is only offering shares of our Class A common stock having an aggregate offering price of $10.275 million. We will be required to file another prospectus supplement in the event we choose to offer more than $10.275 million in shares of our Class A common stock in accordance with the terms of the equity distribution agreement.

The aggregate market value of our outstanding Class A common stock held by non-affiliates, or our public float, was approximately $30.9 million as calculated in accordance with General Instruction I.B.6 of Form S-3, based on the $0.9587 closing price on June 8, 2020 and 32,193,471 shares of outstanding Class A common stock held by non-affiliates on June 25, 2020. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our Class A common stock registered pursuant to the registration statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million, as measured in accordance with General Instruction I.B.6 of Form S-3. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

Shares of our Class A common stock trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “USWS.” On June 25, 2020, the last sale price of the shares as reported on Nasdaq was $0.5094 per share.

Sales of our Class A common stock, if any, pursuant to this prospectus supplement and the accompanying prospectus will be made in any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Piper Sandler will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on terms mutually agreed upon between Piper Sandler and us.

The compensation to Piper Sandler for sales of our Class A common stock pursuant to the equity distribution agreement will be an amount up to 3.0% of the gross sales price of all Class A common stock sold thereunder. In connection with the sale of the Class A common stock on our behalf, Piper Sandler will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Piper Sandler will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Piper Sandler with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 3 of the accompanying prospectus for information regarding risks you should consider before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Simmons Energy

A Division of Piper Sandler

The date of this prospectus supplement is June 26, 2020

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, the prospectus supplement, including the documents incorporated by reference herein, describes the specific terms of this offering and certain matters relating to us. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3 (Registration No. 333-230471) with the Securities and Exchange Commission (the “SEC”) on March 22, 2019, as part of a “shelf” registration process. Under the shelf registration process, we may sell any combination of Class A common stock and preferred stock in one or more offerings. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the sales agent have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the sales agent is not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our Class A common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The documents incorporated by reference into this prospectus supplement are described under “Documents We Incorporate by Reference.”

Except as expressly stated or as the context otherwise requires, the terms “we,” “us,” “our,” “USWS,” and the “Company” refer to U.S. Well Services, Inc. and its subsidiaries.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” “would,” “foresee,” or the negative thereof. The absence of these words, however, does not mean that these statements are not forward-looking. These forward-looking statements are based on our current expectation, belief and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include:

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our inability to predict the duration or magnitude of the effects of the COVID-19 pandemic on our business, operations, and financial condition and when or if worldwide oil demand will stabilize and begin to improve;

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geological, operating and economic factors and declining prices and market conditions, including reduced expected or realized oil and gas prices (including the recent significant decline in oil prices since the beginning of 2020) and demand for oilfield services and changes in supply or demand for maintenance, repair and operating products, equipment and service;

•	the effectiveness of management’s strategies and decisions;

•	our ability to obtain financing, raise capital and continue as a going concern;

•	our ability to implement our internal growth and acquisition growth strategies;

•	general economic and business conditions specific to our primary customers;

•	our ability to collect accounts receivable;

•	compliance with our debt agreements and equity-related securities;

•	volatility in market prices;

•	changes in government regulations;

•	our ability to effectively integrate businesses we may acquire;

•	new or modified statutory or regulatory requirements;

•	availability of materials and labor;

•	inability to obtain or delay in obtaining government or third-party approvals and permits;

•	non-performance by third parties of their contractual obligations;

•	unforeseen hazards such as natural disasters, catastrophes and severe weather conditions, including floods, hurricanes and earthquakes;

•	public health crises, such as a pandemic, including the recent COVID-19 pandemic;

•	acts of war or terrorist acts and the governmental or military response thereto;

•	cyberattacks adversely affecting our operation; and

•	risks related to a potential delisting from Nasdaq.

This prospectus supplement identifies other factors that could cause such differences. See “Risk Factors.” We cannot assure you that these are all of the risks and uncertainties that could cause actual results to vary materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences also include, but are not limited to, those discussed in our filings with the SEC, including under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 5, 2020 and in our subsequently filed Quarterly Reports on Form 10-Q. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We assume no obligation and do not intend to update these forward-looking statements.

S-iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein and therein, before deciding whether to invest in our Class A common stock.

U.S. Well Services, Inc.

Overview

We are a technology-focused oilfield service company focused exclusively on hydraulic fracturing for oil and natural gas exploration and production (“E&P”) companies in the United States. We are one of the first companies to develop and commercially deploy electric-powered hydraulic fracturing technology, which we believe is an industry-changing technology. Currently, we provide our services in the Appalachian Basin, the Eagle Ford, and the Permian Basin. We have demonstrated the capability to expeditiously deploy our fleets to new oil and gas basins when requested by customers. We serve leading E&P companies, including Diamondback Energy, EQT Corporation, Marathon Oil Company, Range Resources and Shell.

We provide hydraulic fracturing services to E&P companies. Hydraulic fracturing services are performed to enhance the production of oil and natural gas from formations with low permeability and restricted flow of hydrocarbons. Our customers benefit from our expertise in fracturing of horizontal and vertical oil and natural gas-producing wells in shale and other unconventional geological formations.

The process of hydraulic fracturing involves pumping a pressurized stream of fracturing fluid—typically a mixture of water, chemicals and proppant—into a well casing or tubing in order to cause the underground mineral formation to fracture or crack. Fractures release trapped hydrocarbon particles and provide a conductive channel for the oil or natural gas to flow freely to the wellbore for collection. The propping agent, or proppant, becomes lodged in the cracks created by the hydraulic fracturing process, “propping” them open to facilitate the flow of hydrocarbons from the reservoir to the well.

Our fleets consist of mobile hydraulic fracturing units and other auxiliary heavy equipment to perform fracturing services. We have two designs for our hydraulic fracturing units: (1) our Conventional Fleets, which are powered by diesel fuel and utilize traditional internal combustion engines, transmissions, and radiators and (2) our patented Clean Fleets, which replace the traditional engines, transmissions, and radiators with electric motors powered by electricity generated by natural gas-fueled turbine generators. Both designs utilize high-pressure hydraulic fracturing pumps mounted on trailers. We refer to the group of pump trailers and other equipment necessary to perform a typical fracturing job as a “fleet,” and the personnel assigned to each fleet as a “crew.”

Clean Fleet® Technology

Our Clean Fleets combine natural gas turbine generators with electric motors and existing industry equipment to provide fracturing services with numerous advantages over conventional fleets. Our Clean Fleet® technology is a proven technology that has been in commercial operations since July 2014, making us a leading provider of electric-powered hydraulic fracturing services. Our Clean Fleet® technology is supported by a robust intellectual property portfolio. We have been granted, or have received notice of allowance, for 37 patents and have an additional 129 patents pending.

We believe Clean Fleet® technology provides the Company with a distinct competitive advantage over our competitors because of the following characteristics:

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Environmental benefits. Clean Fleet® technology can substantially reduce emissions of air pollutants as compared to conventional fleets, reducing the environmental impact of hydraulic fracturing operations.

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Fuel cost savings. The use of natural gas directly from the field allows our Clean Fleets to eliminate diesel fuel costs including cost of delivery to the wellsite, providing significant fuel cost savings versus a conventional diesel-powered fleet.

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Improved operational efficiency. The elimination of diesel delivery results in simpler logistics, reduced truck traffic and congestion on location and in the community. The reduction of routine maintenance services (e.g., oil changes) along with the inherent stability of the electric system maximizes productive time at the wellsite, allowing our Clean Fleets to pump more hours per day versus a conventional diesel-powered fleet, resulting in fewer days on location. In addition to the cost of the completion crew, our customers incur significant costs for ancillary equipment and service providers each day on site. The reduction in days on site creates additional economic benefit to our customers by reducing these costs.

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Reduced repair and maintenance cost. Clean Fleet® technology eliminates the use of diesel engines and transmissions, which require on-going maintenance in the form of routine oil and filter changes, component replacements and eventual rebuilds. In addition to having a materially longer rebuild cycle, the cost to rebuild an electric motor is significantly less than the cost to rebuild a conventional engine, transmission and radiator.

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Longer equipment useful life. Natural gas-powered generators are proven, long-lived assets that have operated in harsh environments for decades. In conjunction with the turbine generators, Clean Fleet® technology uses electric motors that have fewer mechanical parts relative to the conventional diesel-powered engines and transmissions. Similar to the generators, these electric motors have been in use in other heavy-duty industrial applications for decades with a demonstrated useful life of at least 15 years.

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Reduced noise pollution. Clean Fleet® technology offers a dramatic reduction in sound pressure and low frequency noise as compared to conventional fracturing fleets, which benefits the surrounding communities and improves worksite conditions for our employees and customers.

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Enhanced safety features. Clean Fleet® technology reduces heat and noise emissions, making the wellsite safer for our employees and all personnel at the wellsite. Additionally, by eliminating diesel truck deliveries, Clean Fleet® technology decreases the danger from refueling operations, reduces traffic in the communities in which we operate and limits wellsite crowding.

Competitive Strengths

We believe that the following strengths will position us to provide high-quality service to our customers:

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Proprietary Clean Fleet® technology. We are a market leader in electric fracturing technology, with five all-electric hydraulic fracturing fleets. Our Clean Fleets provide substantial cost savings by replacing diesel fuel with natural gas and offer considerable operational, safety and environmental advantages. Clean Fleet® technology offers superior operational efficiency resulting from reduced non-productive time due to repairs, maintenance and failures associated with diesel-powered engines and transmissions. Additionally, Clean Fleet® technology can substantially reduce emissions of air pollutants and noise from the wellsite. We believe that adoption of this technology in the near term will materially increase and allow us to continue to significantly expand our market share over the next several years.

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Strong customer relationships supported by contracts and dedications. We have cultivated strong relationships with a diverse group of customers as a result of the quality of our service, safety performance and ability to work with customers to establish mutually beneficial service agreements. Our contracts and dedications provide customers with certainty of service pricing, allowing them to efficiently budget and plan the development of their wells. Additionally, our contracts and dedications allow us to maintain higher utilization of our fleets and generate revenue through industry cycles.

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Modern, high-quality equipment and rigorous maintenance program. Our hydraulic fracturing fleets consist of modern, well-maintained equipment. We invest in high-quality equipment from leading original equipment manufacturers. Moreover, we take proactive measures to maintain the quality of our equipment, using specialized equipment to monitor frac pump integrity and our proprietary FRAC MD® data analytics platform to support preventative maintenance efforts. We believe the quality of our equipment is critical to our ability to provide high quality service to our customers.

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Strong, employee-centered culture. Our employees are critical to our success and are a key source of our competitive advantage. We continuously invest in training and development for our employees, and as a result, we are able to provide consistent, high-quality service and safe working conditions for both employees and customers.

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Track record for safety. Safety is a critical element of our operations. We focus on providing customers with the highest quality of service by employing a trained and motivated workforce that is rigorously focused on safety. We continuously review safety data and work to develop and implement policies and procedures that ensure the safety and wellbeing of our employees, customers and the communities in which we operate. Our field operators are empowered to stop work and question the safety of a situation or task performed. We use specialized technology to improve safety for our truck drivers, and employ measures to mitigate the risk of respirable silica dust exposure on the wellsite. We believe our record of safe operations makes us an attractive partner for both our customers and our employees.

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Proven, cycle-tested management team. Our management team has a proven track record for building and operating oilfield service companies. As a result of our strategy, we have grown the business organically. Our operating and commercial teams have significant industry experience and longstanding relationships with our clients. We believe our management team’s experience and relationships position us to generate business and create value for stockholders.

Recent Developments

The global health and economic crisis sparked by the COVID-19 pandemic significantly impacted industry activity during the first half of 2020. This impact was amplified by the sharp decrease in commodity prices following indications that Saudi Arabia and Russia would increase oil production, exacerbating already oversupplied market conditions. Weaker economic activity and lower demand for crude oil, driven by the onset of the COVID-19 pandemic, has adversely impacted our business, resulting in a sharp decrease in both our active fleet count and the utilization of our active fleets. As such, we are experiencing considerable uncertainty in our near-term business prospects and ability to forecast future financial performance.

In response to the challenging business and operating environment created by the COVID-19 pandemic, we took proactive measures to safeguard the physical health of our employees and the financial health of our business. Employees capable of working from home have been mandated to do so, and field employees are monitored for symptoms. Beginning in February, we took swift action to reduce costs, rationalizing the size of the organization to match activity through reductions-in-force, and also furloughing employees, reducing compensation levels across the board, and closing facilities. In April 2020, we completed an offering of redeemable convertible preferred equity concurrent with the amendment of certain terms of our debt instruments in order to provide us with greater liquidity and financial flexibility. We also expect to substantially limit growth capital expenditures for the foreseeable future.

Ultimately, the impact of the COVID-19 pandemic on our business will be determined by the duration of the economic shutdown it causes and the magnitude of resulting reduction in crude oil demand. We expect second quarter 2020 results to reflect a significant reduction in our activity, and that financial performance will be highly uncertain for any future quarters during which depressed economic conditions persist.

Corporate Information

Our principal executive offices are located at 1360 Post Oak Blvd., Suite 1800, Houston, Texas 77056 and the telephone number of our principal executive offices is 832-562-3730. Our Class A common stock is traded on Nasdaq under the symbol “USWS.” To find more information about us, please see the sections entitled “Where You Can Find More Information” and “Documents We Incorporate by Reference.”

The Offering

Issuer	U.S. Well Services, Inc.

Class A common stock offered by us	Shares of our Class A common stock having an aggregate offering price of up to $10.275 million. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our Class A common stock registered pursuant to the registration statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million, as measured in accordance with General Instruction I.B.6 of Form S-3.

Manner of offering	“At the market offering” that may be made from time to time through our sales agent, Piper Sandler. Please read “Plan of Distribution” in this prospectus supplement for more information.

Use of proceeds	We currently plan to use the net proceeds from this offering, after deducting the sales agent’s commissions and offering expenses payable by us, for general corporate purposes. Please read “Use of Proceeds” in this prospectus supplement for more information.

Exchange listing	Our Class A common stock is listed on Nasdaq under the symbol “USWS.”

Material U.S. federal income tax considerations for Non-U.S. Holders	The material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A common stock acquired in this offering by a Non-U.S. Holder are described in “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.” Each Non-U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences to it of owning and disposing of our Class A common stock.

Risk factors	Investing in our Class A common stock involves risks. Please read “Risk Factors” on page S-6 of this prospectus supplement, page 3 of the accompanying prospectus and in the documents that we have incorporated by reference, as well as the other cautionary statements throughout this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

RISK FACTORS

You should carefully consider the risks described below together with the risk factors described in reports we file with the SEC and incorporated by reference into the accompanying prospectus, as well as all of the other information in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus, including in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, before you decide to invest in our Class A common stock. If any of the risks actually occur, our business, financial condition or results of operations could suffer. In that event, you may lose all or part of your investment in the Class A common stock.

Risks Related to our Class A common stock and this Offering

It is not possible to predict the actual number of shares we will sell under the equity distribution agreement, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the equity distribution agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the sales agent at any time throughout the term of the equity distribution agreement. The number of shares that are sold through the sales agent after delivering a placement notice will fluctuate based on a number of factors, including the market price of the Class A common stock during the sales period, the limits we set with the sales agent in any applicable placement notice, and the demand for our Class A common stock during the sales period. Actual gross proceeds may be less than $10.275 million, which may impact our future liquidity. Because the price per share of each share sold will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.

The Class A common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum sales price above par value or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

Future sales or the availability for sale of substantial amounts of our Class A common stock, or the perception that these sales may occur, could adversely affect the trading price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities.

Our Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) authorizes us to issue 400,000,000 shares of Class A common stock, of which 68,364,500 shares were outstanding as of June 25, 2020, and 10,000,000 shares of preferred stock, of which 55,000 shares of Series A preferred stock and 22,050 shares of Series B preferred stock were outstanding as of June 25, 2020. The holders of the Series B preferred stock have the right to convert all or any portion of their shares of Series B preferred stock into shares of Class A common stock and the Series A preferred stock have the right to convert all or any portion of their shares of Series A preferred stock into shares of Class A common stock. In addition, as of June 25, 2020, warrants to purchase up to 16,169,539 shares of our Class A common stock were outstanding and immediately exercisable.

A large percentage of our shares of Class A common stock are held by a relatively small number of investors. We entered into registration rights agreements with certain of those investors, pursuant to which we have filed, and are obligated to file, registration statements with the SEC to facilitate potential future sales of such shares by these investors.

We may issue shares of our Class A common stock or other securities from time to time as consideration for future acquisitions and investments or in order to raise additional capital at prices that are not the same as the price per share in this offering. If any such acquisition or investment is significant, the number of shares of our Class A common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our Class A common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the effect that future sales of our Class A common stock will have on the price at which our Class A common stock trades or the size of future issuances of our Class A common stock or the effect, if any, that future issuances will have on the market price of our Class A common stock. Sales of substantial amounts of our Class A common stock, or the perception that such sales could occur, may adversely affect the trading price of our Class A common stock and could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

Management will have broad discretion as to the use of the proceeds from this offering, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

The volatility of oil and natural gas prices may continue to adversely affect the demand for our services and negatively impact our results of operations.

The demand for our services is substantially influenced by current and anticipated crude oil and natural gas commodity prices and the related levels of capital spending and drilling activity in the areas in which we have operations. Volatility or weakness in crude oil and natural gas commodity prices (or the perception that crude oil and natural gas commodity prices will decrease) affects the spending patterns of our customers, and the products and services we provide are, to a substantial extent, deferrable in the event oil and natural gas companies reduce capital expenditures. As a result, we have and may continue to experience lower utilization of and may be forced to continue to lower our rates for our equipment and services.

Historical prices for crude oil and natural gas have been extremely volatile and are expected to continue to be volatile. The market prices for crude oil and natural gas depend on factors beyond our control, including worldwide and domestic supplies of crude oil and natural gas and actions taken by foreign oil and gas producing nations. The price of oil has fallen significantly since the beginning of 2020, due to the COVID–19 pandemic and its impact on the worldwide economy and global demand for oil. We expect continued volatility in oil and natural gas prices, as well as in the level of exploration and development activities by our customers.

As a result of declines and volatility in commodity prices, exploration and production companies moved to significantly cut costs, both by decreasing drilling and completion activity and by demanding price concessions from their service providers, including providers of hydraulic fracturing services. In turn, service providers, including hydraulic fracturing service providers, were forced to lower their operating costs and capital expenditures, while continuing to operate their businesses in an extremely competitive environment. Prolonged periods of price instability in the oil and natural gas industry and any significant decline in exploration and development by our customers will adversely affect the demand for our products and services, our financial condition, prospects and results of operations and our ability to service our debt or fund capital expenditures.

Additionally, fuel conservation measures, alternative fuel requirements and increasing consumer demand for alternatives to oil and natural gas could reduce the demand for oil and natural gas products, creating downward pressure on commodity prices and the prices we are able to charge for our services.

A pandemic or epidemic, including the ongoing COVID-19 global pandemic, and the regulatory steps to reduce its transmission could have a material adverse effect on our business, financial condition, and results of operations.

The outbreak of COVID–19 or the novel coronavirus, which has been declared by the World Health Organization to be a pandemic, has spread across the globe and is impacting worldwide economic activity, including the global demand for oil and natural gas. A pandemic, including the coronavirus or other public health epidemic, poses the risk that we or our employees, contractors, suppliers, customers and other partners may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease within these groups or due to restrictions that may be requested or mandated by governmental authorities, including quarantines of certain geographic areas, restrictions on travel and other restrictions that prohibit employees from going to work. The continued spread of the coronavirus and the related mitigation measures has resulted, and may continue to result, in a significant decrease in business from our customers and/or cause our customers to be unable to meet existing payment or other obligations to us. If the coronavirus continues to spread or the response to contain the spread is unsuccessful, we could experience a material adverse effect on our business, financial condition, and results of operations.

We are currently not in compliance with Nasdaq listing standards. If our Class A common stock is delisted, the market price and liquidity of our Class A common stock and our ability to raise additional capital would be adversely impacted.

Our Class A common stock and warrants are currently listed on Nasdaq. Continued listing of a security on Nasdaq is conditioned upon compliance with various continued listing standards. On April 21, 2020, we received a notice (the “Notice”) from Nasdaq stating that we were not in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Price Rule”), because the bid price for our Class A common stock had closed below the minimum $1.00 price per share requirement for the last thirty (30) consecutive business days.

The Notice has no immediate effect on our listing on Nasdaq. Given the extraordinary market conditions, Nasdaq has determined to toll the compliance periods for the Minimum Price Rule through June 30, 2020. Accordingly, the compliance periods for the Minimum Price Rule will be reinstated on July 1, 2020. In accordance with Listing Rule 5810(c)(3)(A), we have a period of 180 calendar days from July 1, 2020, or until December 28, 2020, to regain compliance with the minimum bid price requirement set forth in the Minimum Price Rule. To regain compliance, the closing bid price of our Class A common stock must meet or exceed $1.00 per share for at least ten consecutive business days before the end of this 180-day period.

If we do not regain compliance with the Minimum Price Rule by December 28, 2020, we may be eligible for an additional 180 calendar day compliance period. To qualify, we would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the minimum bid price requirement, and provide written notice of our intention to cure the minimum bid price deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If we meet these requirements, the Nasdaq staff will grant an additional 180 calendar days for us to regain compliance with the minimum bid price requirement. If the Nasdaq staff determines that we will not be able to cure the deficiency, or if we are otherwise not eligible for such additional compliance period, Nasdaq will provide notice that our Class A common stock will be subject to delisting. We would have the right to appeal a determination to delist our Class A common stock, and the Class A common stock would remain listed on Nasdaq until the completion of the appeal process.

We intend to actively monitor the bid price of our Class A common stock and may, as appropriate, consider available options to regain compliance with the Minimum Price Rule. There can be no assurance we will be able to regain compliance with the Minimum Price Rule by the end of the compliance period.

If our Class A common stock was to be delisted from Nasdaq, trading of our Class A common stock most likely would be conducted in the over–the–counter market on an electronic bulletin board established for unlisted securities such as the OTCQX Market, OTCQB Market or OTC Bulletin Board. Such trading would likely reduce the market liquidity of our Class A common stock. As a result, an investor would find it more difficult to dispose of, or obtain accurate quotations for the price of, our Class A common stock. If our Class A common stock is delisted from Nasdaq and the trading price remains below $5.00 per share, trading in our Class A common stock might also become subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker–dealers in connection with any trade involving a stock defined as a “penny stock” (generally, any equity security not listed on a national securities exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions). Many brokerage firms are reluctant to recommend low–priced stocks to their clients. Moreover, various regulations and policies restrict the ability of stockholders to borrow against or “margin” low–priced stocks, and declines in the stock price below certain levels may trigger unexpected margin calls. Additionally, because brokers’ commissions on low–priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current price of the Class A common stock can result in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our Class A common stock. Finally, the additional burdens imposed upon broker–dealers by these requirements could discourage broker–dealers from facilitating trades in our Class A common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our Class A common stock. As a result, the ability of our stockholders to resell their shares of Class A common stock, and the price at which they could sell their shares, could be adversely affected. The delisting of our Class A common stock from Nasdaq would also make it more difficult for us to raise additional capital.

We cannot be certain that our net operating loss tax carryforwards will continue to be available to offset our tax liability.

As of December 31, 2019, we estimated that we had approximately $130 million of net operating loss (“NOL”) tax carryforwards. In order to utilize the NOLs, we must generate taxable income that can offset such carryforwards. The availability of NOLs to offset taxable income would be substantially reduced or eliminated if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). We will be treated as having had an “ownership change” if there is a greater than 50-percentage-point cumulative change by value in stock ownership during any three year “testing period” by “5-percent shareholders.” If such an “ownership change” were to occur, our ability to offset taxable income each year with our NOLs would be limited to an amount calculated as the applicable federal rate multiplied by the value of our shares outstanding as of the date of the ownership change. If an ownership change occurs under Section 382 of the Code, all or some portion of the NOLs would not be available to offset any future taxable income, which would negatively impact our results of operations and cash flows. Certain provisions of the Tax Cuts and Jobs Act, enacted in 2017, as modified by the CARES Act, which was signed into law by President Trump on March 27, 2020, may also impact our ability to utilize our NOLs.

USE OF PROCEEDS

The amount of proceeds from this offering will depend upon the number of shares of our Class A common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the equity distribution agreement with the sales agent.

We currently plan to use the net proceeds from this offering, after deducting the sales agent’s commissions and offering expenses payable by us, for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

The following description sets forth certain material terms and provisions of the securities of U.S. Well Services, Inc. that are registered under Section 12 of the Exchange Act and also summarizes relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL, our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), our Certificate of Designations with respect to our Series A Redeemable Convertible Preferred Stock (the “Series A Certificate of Designations”), our Certificate of Designations with respect to our Series B Redeemable Convertible Preferred Stock (the “Series B Certificate of Designations”), the Amended and Restated Limited Liability Company Agreement of USWS Holdings LLC, dated as of November 9, 2018 (the “A&R LLC Agreement”), as amended by Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of USWS Holdings LLC, dated May 24, 2019 (together with the A&R LLC Agreement, the “Amended A&R LLC Agreement”) and Amendment No. 2 to Amended and Restated Limited Liability Company Agreement of USWS Holdings LLC, dated April 1, 2020 (the “Second Amended A&R LLC Agreement,” and together with the Amended A&R LLC Agreement, the “A&R USWS Holdings LLC Agreement”), the Warrant Agreement, dated March 9, 2017 (the “2017 Warrant Agreement”), by and between Continental Stock Transfer & Trust Company and Matlin & Partners Acquisition Corporation, and the Warrant Agreement, dated May 24, 2019 (the “2019 Warrant Agreement”), by and between Continental Stock Transfer & Trust Company and the Company. The Certificate of Incorporation, Bylaws, Series A Certificate of Designations, Amended A&R LLC Agreement, 2017 Warrant Agreement and 2019 Warrant Agreement, which are filed as Exhibit 3.1, Exhibit 3.2, Exhibit 3.3, Exhibit 10.1, Exhibit 10.2, Exhibit 4.2 and Exhibit 4.5, respectively, to the Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein, and the Series B Certificate of Designations and Second Amended A&R LLC Agreement, which are filed as Exhibit 3.1 and Exhibit 10.4, respectively, to our Current Report on Form 8-K filed on April 2, 2020, which is incorporated by reference herein. We encourage you to read the Certificate of Incorporation, Bylaws, Series A Certificate of Designations, Series B Certificate of Designations, A&R USWS Holdings LLC Agreement, 2017 Warrant Agreement, 2019 Warrant Agreement and the applicable provisions of the DGCL for additional information.

General

The Certificate of Incorporation provides that the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which we are authorized to issue is 440,000,000 shares, consisting of (a) 430,000,000 shares of common stock (the “Common Stock”), including (i) 400,000,000 shares of Class A common stock, (ii) 20,000,000 shares of Class B common stock, and (iii) 10,000,000 shares of Class F common stock, and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”), including 55,000 shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) and 22,050 shares of Series B Redeemable Convertible Preferred Stock (the “Series B Preferred Stock”). As of June 25, 2020, 68,364,500 shares of Class A common stock, 5,014,897 shares of Class B common stock, 55,000 shares of Series A Preferred Stock and 22,050 shares of Series B Preferred Stock were issued and outstanding. All of the shares of the Class F common stock that were not forfeited in connection with our November 9, 2018 business combination (the “Business Combination”) with USWS Holdings LLC, a Delaware limited liability company (“USWS Holdings”), were converted into shares of Class A common stock on a one-for-one basis at the closing of the Business Combination.

Class A Common Stock

Holders of the Class A common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in the Certificate of Incorporation (including any certificate of designation of preferred stock) or the Bylaws, or as required by applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. In the case of an election of directors, where a quorum is present, a plurality of the votes cast will be sufficient to elect each director.

In the event of a liquidation, dissolution or winding up of us, the holders of the Class A common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A common stock. The holders of the Class A common stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A common stock.

Holders of the Class A common stock are entitled to receive dividends from the Company when, as and if declared by the board of directors of the Company (the “Board”), subject to the consent of the holders of shares of Series A Preferred Stock and Series B Preferred Stock.

Class B Common Stock

In connection with the Business Combination, and pursuant to the Merger and Contribution Agreement, dated as of July 13, 2018, and amended on August 9, 2018, and further amended on November 2, 2018, with MPAC Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, USWS Holdings, certain owners of equity interests in USWS Holdings (the “Blocker Companies”) and, solely for purposes described therein, the seller representative named therein, the Company issued 14,546,755 shares of Class B common stock to certain owners of equity interests in USWS Holdings other than the Blocker Companies (the “Non-Blocker USWS Members”). Non-Blocker USWS Members were issued units of USWS Holdings (“USWS Units”) and an equal number of shares of Class B Common Stock. The Non-Blocker USWS Members collectively own all of our outstanding shares of Class B common stock. We expect to maintain a one-to-one ratio between the number of outstanding shares of Class B common stock and the number of USWS Units held by persons other than the Company, so holders of USWS Units (other than the Company) will have a voting interest in the Company that is proportionate to their economic interest in USWS Holdings. Class B common stock represents a non-economic interest in the Company.

Shares of Class B common stock (i) may be issued only in connection with the issuance by USWS Holdings of a corresponding number of USWS Units and only to the person or entity to whom such USWS Units are issued and (ii) may be registered only in the name of (1) a person or entity to whom shares of Class B common stock are issued as described above, (2) its successors and assigns, (3) their respective permitted transferees or (4) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B common stock may transfer shares of Class B common stock to any transferee (other than the Company) only if, and only to the extent permitted by the A&R USWS Holdings LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s USWS Units to the same transferee in compliance with the A&R USWS Holdings LLC Agreement. Shares of Class B common stock (together with the same number of USWS Units) may be exchanged for shares of Class A common stock as provided in the A&R USWS Holdings LLC Agreement.

Holders of shares of the Class B common stock will vote together as a single class with holders of shares of the Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, holders of shares of Class B common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of the Certificate of Incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock.

Holders of Class B common stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of the Class B common stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class B common stock.

Preferred Stock

The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have antitakeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Series A Preferred Stock

The Series A Preferred Stock ranks senior to the Class A common stock and Class B common stock, and in parity with the Series B Preferred Stock, with respect to distributions and upon a liquidation, winding-up or dissolution of our affairs. The Series A Preferred Stock have only specified voting rights, including with respect to the issuance or creation of senior securities, amendments to the Certificate of Incorporation that negatively impact the rights of the holders of Series A Preferred Stock and the payment of dividends on, repurchase or redemption of Class A common stock.

Holders of Series A Preferred Stock will receive distributions of 12.00% per annum on the then-applicable liquidation preference for the first two years after issuance and 16.00% per annum on the liquidation preference thereafter. Distributions are not required to be paid in cash and, if not paid in cash, will automatically accrue and be added to the liquidation preference.

We have the option, but no obligation, to redeem the Series A Preferred Stock for cash. If we notify the holders that we have elected to redeem shares of Series A Preferred Stock, the holder may instead elect to convert such shares into shares of Class A common stock. If we fund the redemption with proceeds of an equity offering within one year of May 24, 2019 (the “Series A Preferred Closing Date”), then any converting shares will convert at a ratio that is based on the higher of the price to the public in the offering and the ordinary conversion price, which initially was $6.67. Otherwise, such converting shares will convert by reference to the ordinary conversion price. In any event, shares of Series A Preferred Stock converting in response to a redemption notice will net settle for a combination of cash and Class A common stock.

Following the first anniversary of the Series A Preferred Closing Date, each holder of Series A Preferred Stock may convert all or any portion of its shares of Series A Preferred Stock into Class A common stock based on the then-applicable liquidation preference, subject to anti-dilution adjustments, at any time, but not more than once per quarter, so long as any conversion is for at least $1 million based on the liquidation preference on the date of the conversion notice.

Following the third anniversary of the Series A Preferred Closing Date, we may cause the conversion of all or any portion of the Series A Preferred Stock into Class A common stock if (i) the closing price of the Class A common stock is greater than 130% of the conversion price for 20 days over any 30-day trading period; (ii) the average daily trading volume of the Class A common stock exceeded 250,000 for 20 days over any 30-day trading period; and (iii) we have an effective registration statement on file with the SEC covering resales of the underlying Class A common stock to be received upon such conversion.

Holders of shares of Series A Preferred Stock are entitled to receive cumulative dividends, compounding quarterly and payable in arrears, from the Series A Preferred Closing Date until the second anniversary of the Series A Preferred Closing Date, at an annual rate of 12.0% on the then-applicable liquidation preference, and thereafter, 16% of the liquidation preference. Dividends are payable, at our option, in cash from legally available funds or in kind by increasing the liquidation preference of the outstanding Series A Preferred Stock by the amount per share of the dividend on February 24, May 24, August 24, and November 24 of each year, commencing on August 24, 2019.

Series B Preferred Stock

The Series B Preferred Stock ranks senior to the Class A common stock and Class B common stock, and in parity with the Series A Preferred Stock, with respect to distributions. The Series B Preferred Stock has only specified voting rights, including with respect to the issuance or creation of senior securities, amendments to the Certificate of Incorporation that negatively impact the rights of the Series B Preferred Stock and the payment of dividends on, or repurchase or redemption of, Class A common stock.

Holders of the Series B Preferred Stock will receive distributions of 12.00% per annum on the then-applicable liquidation preference until May 24, 2021 and 16.00% per annum on the liquidation preference thereafter. Distributions are not required to be paid in cash and, if not paid in cash, will automatically accrue and be added to the liquidation preference.

The Company has the option, but no obligation, to redeem the Series B Preferred Stock for cash. If the Company notifies the holders that it has elected to redeem Series B Preferred Stock, a holder may instead elect to convert its shares at the ordinary conversion price, which shall initially be $0.308. The Series B Preferred Stock converted in response to a redemption notice will net settle for a combination of cash and Class A common stock.

Each holder of Series B Preferred Stock may convert all or any portion of its Series B Preferred Stock into Class A common stock based on the then-applicable liquidation preference, subject to anti-dilution adjustments, at any time, but not more than once per quarter, so long as any conversion is for at least $1 million based on the liquidation preference on the date of the conversion notice.

Following the eighteen-month anniversary of the April 1, 2020, the Company may cause the conversion of all or any portion of the Series B Preferred Shares into Class A common stock if (i) the closing price of the Class A common stock is greater than 130% of the conversion price for 20 days over any 30-day trading period; (ii) the average daily trading volume of the Class A common stock exceeded 250,000 for 20 days over any 30-day trading period; and (iii) the Company has an effective registration statement on file with the SEC covering resales of the underlying Class A common stock to be received upon such conversion.

Election of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Staggered Board; Removal of Directors. The Certificate of Incorporation divides our Board into three classes with staggered three-year terms. In addition, the Certificate of Incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Under the Certificate of Incorporation, any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office. Furthermore, the Certificate of Incorporation provides that the authorized number of directors may be changed only by the resolution of our Board. The classification of our Board and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Certificate of Incorporation and Bylaws provide that any action required or permitted to be taken by our stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B common stock and the Class F common stock, with respect to which action may be taken by written consent. The Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board, Chief Executive Officer, or the Board. In addition, the Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our Common Stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-Majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Bylaws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In addition, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock entitled to vote is required to amend or repeal or to adopt any provisions inconsistent certain provisions of the Certificate of Incorporation described above.

Exclusive Forum Selection. The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Although the Certificate of Incorporation contains the choice of forum provision described above, we do not expect this choice of forum provision will apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.

Authorized but Unissued Capital Stock. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Authorized shares may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A common stock or Preferred Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Description of Warrants

General

As of June 25, 2020, there were outstanding warrants exercisable for 16,169,539 shares of the Class A common stock, consisting of (i) 9,994,635 Public Warrants (as defined below) exercisable for an aggregate of 4,997,318 shares of the Class A common stock issued pursuant to the 2017 Warrant Agreement entered into in connection with our initial public offering; (ii) 15,500,000 Private Placement Warrants (as defined below) exercisable for an aggregate of 7,750,000 shares of the Class A common stock issued in a private placement that closed simultaneously with the closing of our initial public offering; and (iii) 3,422,221 warrants exercisable for an aggregate of 3,422,221 shares of the Class A common stock issued pursuant to the Purchase Agreement dated as of May 23, 2019 (the “Series A Purchase Agreement”), between the Company and the purchasers of the Series A Preferred Stock. Subject to there being shares of Series A Preferred Stock outstanding, the Company will issue up to an aggregate of 3,911,104 additional warrants in quarterly installments of 488,888 additional warrants pursuant to the Series A Purchase Agreement, with the next installment scheduled to be made on June 30, 2020.

Public and Private Placement Warrants

We issued (i) an aggregate of 32,500,000 warrants to purchase shares of the Class A common stock pursuant to the 2017 Warrant Agreement entered into in connection with our initial public offering (the “Public Warrants”)

and (ii) an aggregate of 15,500,000 warrants to purchase shares of the Class A common stock issued in a private placement that closed simultaneously with the closing of our initial public offering (the “Private Placement Warrants,” and, together with the Public Warrants, the “Public and Private Placement Warrants,” also referred to herein as the “Public or Private Placement Warrants”).

Each outstanding Public or Private Placement Warrant entitles the registered holder to purchase one-half of one share of the Class A common stock at a price of $5.75 per half share, subject to adjustment. The outstanding Public and Private Placement Warrants will expire five years after the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We may call the outstanding Public and Private Placement Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last sale price of the Class A common stock equals or exceeds $24.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If we call the Public and Private Placement Warrants for redemption as described above, we will have the option to require all holders that wish to exercise Public or Private Placement Warrants to do so on a “cashless basis.” If we take advantage of this option, each holder would pay the exercise price by surrendering the Public or Private Placement Warrants for that number of shares of the Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Class A common stock underlying such warrants, multiplied by the difference between the exercise price of such warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public and Private Placement Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the Public and Private Placement Warrants for redemption and we do not take advantage of this option, Matlin & Partners Acquisition Sponsor LLC and its permitted transferees would still be entitled to exercise their Public or Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public or Private Placement Warrants on a cashless basis. The Private Placement Warrants will not be redeemable by us so long as they are held by the initial holders or their permitted transferees. If holders of such Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The exercise price, the redemption price and number of shares of Class A common stock issuable on exercise of the outstanding Public and Private Placement Warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of Class A common stock issuable on exercise of the Public and Private Placement Warrants will not be adjusted for issuances of Class A common stock at a price below the warrant exercise price.

The outstanding Public and Private Placement Warrants were issued in registered form under the 2017 Warrant Agreement. The Public and Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public and Private Placement Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their Public or Private Placement Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public and Private Placement Warrants, each holder will be entitled to one vote for each share of Class A common stock held of record on all matters to be voted on by our stockholders.

No outstanding Public and Private Placement Warrants will be exercisable unless at the time of exercise a prospectus relating to Class A Common Stock issuable upon exercise of the Public and Private Placement Warrants is current and available throughout the 30-day redemption period and the Class A common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.

Public and Private Placement Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares of Class A common stock will be issued upon exercise of the outstanding Public and Private Placement Warrants. If, upon exercise of the Public and Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share of Class A common stock, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Purchase Agreement Warrants

Each warrant issued pursuant to the Series A Purchase Agreement entitles the registered holder to purchase the number of shares of the Class A common stock stated in such warrant at a price of $7.66 per share, subject to adjustment as discussed below, at any time commencing on the date that is six months and one day after the Series A Preferred Closing (the “Exercisable Date”). Warrants must be exercised for a whole share. The warrants will expire on the sixth anniversary of the Exercisable Date, at 5:00 p.m., New York City time.

No warrant will be exercisable, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares of Class A common stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than as described above, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of the Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had held a number of shares of Class A common stock equal to the aggregate of the shares of Class A common stock purchasable upon exercise of their warrants immediately prior to such event (the “Alternative Issuance”). However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, (i) the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had held a number of shares of Class A common stock equal to the aggregate of the shares of Class A common stock purchasable upon exercise of their warrants prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the 2019 Warrant Agreement and (ii) if we are not the issuer of the securities constituting the Alternative Issuance, then we and such issuer(s) will take such action so as to ensure the availability of Section 3(a)(9) under the Securities

Act for any issuance of such securities upon the exercise of the warrants and the tacking of the “holding period” under Rule 144 under the Securities Act for the warrants to such securities. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the 2019 Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the 2019 Warrant Agreement) of the warrant.

The warrants were issued in registered form under the 2019 Warrant Agreement. The 2019 Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 75% of the then outstanding warrants issued pursuant to the Series A Purchase Agreement to make any change that adversely affects the interests of the registered holders of warrants.

The warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, with the subscription form, as set forth in the warrants, duly executed, for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants to be exercised, multiplied by the difference between the exercise price of the warrants per share and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the volume weighted average price of the Class A common stock as reported during the ten (10) trading day period ending on the second trading day prior to the date on which the notice of warrant exercise or redemption is sent.

The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Piper Sandler as our sales agent. This prospectus supplement is only offering $10.275 million in shares of our Class A common stock. We will be required to file another prospectus supplement in the event we choose to offer more than $10.275 million in shares of our Class A common stock in accordance with the terms of the equity distribution agreement. Piper Sandler will use its commercially reasonable efforts to sell on our behalf the shares of our Class A common stock requested to be sold by us, consistent with its normal trading and sales practices, under the terms and subject to the conditions set forth in the equity distribution agreement. We have no obligation to sell any shares of our Class A common stock under the equity distribution agreement. We may instruct Piper Sandler not to sell our Class A common stock if the sales cannot be effected at or above the price designated by us in any instruction to Piper Sandler. We or Piper Sandler may suspend the offering of our Class A common stock upon proper notice and subject to other conditions, as specified in the equity distribution agreement.

Piper Sandler may sell our Class A common stock by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on or through Nasdaq. Each confirmation will include the number of shares of our Class A common stock sold on the relevant day, the net proceeds to us and the compensation payable by us to Piper Sandler in connection with the sales. Piper Sandler may also sell shares of our Class A common stock in negotiated transactions at market prices prevailing at the time of sale or at prices related to the prevailing market prices and/or any other method permitted by law, subject to our prior written consent.

We will pay Piper Sandler commissions for its services in acting as sales agent in the sale of our Class A common stock. Piper Sandler will be entitled to compensation in an amount of up to 3.0% of the gross sales price of all Class A common stock sold through it as sales agent under the equity distribution agreement. We have also agreed to reimburse Piper Sandler for actual outside legal expenses incurred by Piper Sandler in connection with this offering, including Piper Sandler’s counsel fees initially in an amount up to $100,000 through June 30, 2020, plus an additional amount of up to $15,000 for the quarter ended September 30, 2020 and up to $20,000 for each quarterly period thereafter. We estimate that the total expenses for this offering, excluding compensation payable to Piper Sandler under the terms of the equity distribution agreement, will be approximately $360,000. The combined compensation and reimbursement to Piper Sandler will not exceed 8.0% of the maximum offering amount pursuant to the equity distribution agreement.

Settlement for sales of our Class A common stock will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and Piper Sandler in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of our Class A common stock sold through Piper Sandler, as sales agent, under the equity distribution agreement, the net proceeds to us and the compensation paid by us to Piper Sandler in connection with any sales.

Piper Sandler and its affiliates have from time to time provided, and may in the future provide, various investment banking, commercial banking, fiduciary and advisory services for us for which they have received, and may in the future receive, customary fees and expenses. Piper Sandler and its affiliates may from time to time engage in other transactions with and perform services for us in the ordinary course of their business.

We have granted Piper Sandler a “right of first refusal” with respect to future financial advisory and/or investment banking services, including any public offering of securities of the Company. Any such role will be pursuant to a separate agreement containing terms and conditions customary for Piper Sandler and mutually agreed upon by us. Notwithstanding the foregoing, the right of first refusal will not have a duration of more than three years from March 4, 2020. This “right of first refusal” is considered to be an item of value in connection with this offering pursuant to FINRA Rule 5110 and has a deemed compensation value of one percent of the proceeds of this offering.

In connection with the sale of our Class A common stock on our behalf, Piper Sandler will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid by us to Piper Sandler will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Piper Sandler against specified liabilities, including liabilities under the Securities Act and the Exchange Act, and to contribute to payments that Piper Sandler may be required to make because of such liabilities.

The offering of our Class A common stock pursuant to the equity distribution agreement will terminate upon the termination of the equity distribution agreement. The equity distribution agreement may be terminated (upon ten (10) days’ written notice) by Piper Sandler or by us at any time, and may also be terminated by mutual agreement of Piper Sandler and us. The equity distribution agreement will automatically terminate (1) upon the issuance and sale of all of the shares of Class A common stock being offered under the equity distribution agreement or (2) if we fail, on any required settlement date, to sell and deliver the number of shares which we are obligated to sell under the terms of the equity distribution agreement.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our Class A common stock in a public primary offering with a value exceeding one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of our Class A common stock applicable to a Non-U.S. Holder (defined below) who acquired such shares in this offering. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings of the Internal Revenue Service (the “IRS”), each as in effect on the date hereof. These authorities are subject to change and differing interpretations, possibly with a retroactive effect, and any such change or differing interpretation could result in U.S. federal income tax consequences different from those discussed below.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our Class A common stock that is not, for U.S. federal income tax purposes:

•	a partnership;

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partnerships and partners in such partnerships are urged to consult their tax advisors about the U.S. federal income tax considerations applicable to them in their particular circumstances.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances, including Non-U.S. Holders that are subject to special rules, such as U.S. expatriates, banks or other financial institutions, insurance companies, brokers or dealers in securities or currencies, traders that elect to mark-to-market their securities, controlled foreign corporations, passive foreign investment companies, Non-U.S. Holders subject to the alternative minimum tax, or Non-U.S. Holders who hold shares of our Class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations applicable to the ownership and disposition of our Class A common stock that may be relevant to them.

This discussion does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax imposed on certain net investment income. In addition, this summary applies only to Non-U.S. Holders that acquire our Class A common stock in this offering and hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK.

Distributions on Class A Common Stock

Distributions with respect to our Class A common stock will generally be treated as dividend income to the extent such distributions are paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will generally be treated first as a return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our Class A common stock (and will reduce the Non-U.S. Holder’s basis in such Class A common stock, but not below zero) and thereafter as capital gain from the sale or exchange of such Class A common stock, subject to the tax treatment described below in “—Sale, Exchange, or Other Taxable Disposition of Class A Common Stock.” Generally, the gross amount of dividends paid to Non-U.S. Holders will be subject to withholding of U.S. federal income tax at a rate of 30% or at a lower rate if an applicable income tax treaty so provides and we (or our agent) have received proper certification as to the application of that treaty.

Dividends that are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base of the Non-U.S. Holder in the United States) are generally subject to U.S. federal income tax on a net basis at regular graduated rates, in the same manner as if the Non-U.S. Holder were a United States person (as defined in the Code), and are exempt from the 30% withholding tax described above, provided that certain certification requirements are satisfied. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

To claim the benefits of an applicable income tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder will generally be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with the conduct of a trade or business in the United States) or other suitable form. A Non-U.S. Holder eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

See the discussions below under “—Foreign Account Tax Compliance Act” and “Backup Withholding and Information Reporting” for additional withholding rules that may apply to distributions.

Sale, Exchange, or Other Taxable Disposition of Class A Common Stock

Subject to the discussion below under “—Foreign Account Tax Compliance Act” and “Backup Withholding and Information Reporting,” a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, or other taxable disposition of our Class A common stock, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of disposition, and certain other conditions are met;

•

the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable treaty, the gain is attributable to a permanent establishment or fixed base of such Non-U.S. Holder in the United States); or

•

we are or have been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or the period that such Non-U.S. Holder held such Class A common stock.

A Non-U.S. Holder described in the first bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (unless otherwise provided by an applicable treaty) on any capital gain recognized on the disposition of our Class A common stock, which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

A Non-U.S. Holder whose gain is described in the second bullet point above will generally be subject to U.S. federal income tax on the net gain from the disposition of our Class A common stock at regular graduated rates in the same manner as if such Non-U.S. Holder were a United States person (as defined in the Code). In the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate).

We believe that we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we were or were to become a USRPHC, any gain recognized on a sale or other disposition of shares of our Class A common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our Class A common stock during the applicable period would not be subject to U.S. federal income tax, provided that our Class A common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code). Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (such Sections and the U.S. Treasury regulations promulgated thereunder, collectively, commonly referred to as “FATCA”), a U.S. federal withholding tax at a rate of 30% generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or meets other exceptions. Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying its direct and indirect U.S. owners or meets other exceptions. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid with respect to our Class A common stock and (subject to proposed Treasury regulations described below) on gross proceeds from sales or other dispositions of our Class A common stock. Proposed Treasury regulations issued in 2018, which state that taxpayers may rely on them until final regulations are issued, eliminate the U.S. federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of our Class A common stock. Prospective Non-U.S. Holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Backup Withholding and Information Reporting

We are required to report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Non-U.S. Holders will generally be required to comply with certain certification procedures to establish that they are not U.S. persons in order to avoid information reporting with respect to proceeds received by such Non-U.S. Holders on the sale, exchange, or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries.

Backup withholding, currently at a 24% rate, generally will not apply to distributions made to a Non-U.S. Holder of shares of our Class A common stock provided the Non-U.S. Holder furnishes to us or our paying agent the required certification of its non-U.S. person status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided all required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

LEGAL MATTERS

Porter Hedges LLP, Houston, Texas, will issue opinions about the validity of the Class A common stock and various legal matters in connection with the offering on our behalf. Certain legal matters in connection with the Class A common stock offered hereby will be passed upon for the sales agent by Paul Hastings LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of U.S. Well Services, Inc. as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018 (Successor) and for the periods of February 2, 2017 to December 31, 2017 (Successor) and January 1, 2017 to February 1, 2017 (Predecessor) incorporated by reference herein in reliance upon the report of KPMG, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that refers to a new basis for presentation as to the accompanying consolidated financial statements for the Successor periods includes assets acquired and liabilities assumed that were recorded at fair value having carrying amounts not comparable with prior periods, as discussed in note 2 to the consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read copies of these reports, proxy statements and other documents at the SEC’s website, the address of which is http://www.sec.gov.

This prospectus supplement and the accompanying prospectus form part of a registration statement we have filed with the SEC relating to, among other things, the Class A common stock. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the Class A common stock. The statements this prospectus supplement and the accompanying prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

DOCUMENTS WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and any future filings (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March  5, 2020, including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2020, incorporated by reference therein (File No. 001-38025);

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the SEC on May 11, 2020 (File No. 001-38025);

•

Our Current Reports on Form 8-K, filed with the SEC on March 20, 2020, March 23, 2020, April  2, 2020, April 24, 2020, June  1, 2020, June 9, 2020 and June  23, 2020 (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K) (File No. 001-38025); and

•

Description of our Class  A common stock and outstanding warrants contained in our Registration Statement on Form 8-A filed with the SEC on March 7, 2017 (File No. 001-38025) and any amendment or report filed for purposes of updating that description.

You may obtain copies of these documents, other than exhibits, free of charge on our website, www.uswellservices.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You can also request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

U.S. Well Services, Inc.

Attn: Corporate Secretary

1360 Post Oak Boulevard, Suite 1800

832-562-3730

Houston, Texas 77056

PROSPECTUS

$400,000,000

U.S. Well Services, Inc.

Class A Common Stock

Preferred Stock

We may offer from time to time, in one or more offerings, Class A common stock and preferred stock. We may also offer Class A common stock upon conversion of preferred stock.

This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sale of those securities. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $400,000,000.

Our Class A common stock and our outstanding warrants are listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the symbols “USWS” and “USWSW,” respectively. On March 21, 2019, the closing price of our Class A common stock and outstanding warrants were $8.28 and $1.0653, respectively.

Investing in these securities involves risks. Please read carefully “Risk Factors” beginning on page 3 of this prospectus for a discussion of the risks you should consider before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2019

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell up to $400,000,000 of the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific terms, amounts and prices of the securities being offered and the terms of the offering. Any dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (referred to as the Securities Act in this prospectus). The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, references in this prospectus to “U.S. Well Services,” “the “Company,” “we,” “us,” “our” and similar terms refer to U.S. Well Services, Inc. and its consolidated subsidiaries and references to “USWS Holdings” refer to USWS Holdings LLC, a subsidiary of U.S. Well Services, Inc.

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ABOUT U.S. WELL SERVICES, INC.

We are a growth-oriented and technology-focused oilfield service company focused exclusively on hydraulic fracturing for oil and natural gas exploration and production companies in the United States. We are one of the first companies to develop and commercially deploy electric powered hydraulic fracturing technology, which we believe is an industry changing technology. Currently, we provide our services in the Appalachian Basin, the Eagle Ford, and the Permian Basin. We have demonstrated the capability to expeditiously deploy our fleets to new oil and gas basins when requested by customers. Our senior management team has extensive industry experience providing pressure pumping services to exploration and production companies across North America.

We were originally formed in March 2016 as a special purpose acquisition company under the name Matlin & Partners Acquisition Corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On November 9, 2018, we completed an initial business combination with USWS Holdings (the “Business Combination”). As part of the Business Combination, we changed our name from Matlin & Partners Acquisition Corporation to U.S. Well Services, Inc. Following the completion of the Business Combination, substantially all of our assets and operations are held and conducted by USWS Holdings and its subsidiaries, including U.S. Well Services, LLC, and our only assets are equity interests in USWS Holdings. We own a majority of the economic and voting interests of USWS Holdings and are the sole manager of USWS Holdings.

Additional Information

Our principal executive office is located at 1360 Post Oak Boulevard, Suite 1800, Houston, Texas 77056 and our telephone number is (832) 562-3730.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated by reference herein within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions.

These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	changes in applicable laws or regulations;

•	fluctuations in the U.S. and/or global debt or equity markets;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•

other risks and uncertainties set forth in this prospectus or in any applicable prospectus supplement, as well as those risk factors set out under the heading “Risk Factors” and in Part I, Item 1A “Risk Factors” in our most recent Annual Report on Form 10-K and in our other filings with the SEC.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement, as well as in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (other than information furnished rather than filed), which are incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities under this prospectus for general corporate purposes. These purposes may include:

•	working capital;

•	repayment or refinancing of debt;

•	capital expenditures;

•	acquisitions; and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Stock

We have authorized 440,000,000 shares of capital stock, consisting of (i) 430,000,000 shares of common stock, including (1) 400,000,000 shares of Class A common stock, (2) 20,000,000 shares of Class B common stock, and (3) 10,000,000 shares of Class F common stock, par value $0.0001 per share (the “Class F common stock”), and (ii) 10,000,000 shares of preferred stock. As of March 21, 2019, we had: (i) 43 holders of record of Class A common stock and 50,667,132 shares of Class A common stock outstanding; (ii) 20 holders of record of Class B common stock and 13,397,332 shares of Class B common stock outstanding; (iii) no shares of Class F common stock outstanding; and (iv) no shares of preferred stock outstanding. All of the shares of our Class F common stock that were not forfeited in connection with the Business Combination were converted into shares of Class A common stock on a one-for-one basis at the closing of the Business Combination.

Class A Common Stock

Holders of the Class A common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in our Second Amended and Restated Charter (including any certificate of designation of preferred stock) or the bylaws of the Company, or as required by applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. In the case of an election of directors, where a quorum is present, a plurality of the votes cast will be sufficient to elect each director.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Class A common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A common stock.

Holders of Class A common stock are entitled to receive dividends from the Company when, as and if declared by the Board of Directors (“Board”).

Class B Common Stock

In connection with the Business Combination, and pursuant to the Merger and Contribution Agreement, dated as of July 13, 2018, and amended on August 9, 2018, and further amended on November 2, 2018 (as amended, the “Merger and Contribution Agreement”), with MPAC Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), USWS Holdings, certain owners of equity interests in USWS Holdings (the “Blocker Companies”) and, solely for purposes described therein, the seller representative named therein, the Company issued 14,546,755 shares of Class B common stock to certain owners of equity interests in USWS Holdings other than the Blocker Companies (the “Non-Blocker USWS Members”). Non-Blocker USWS Members were issued units of USWS Holdings and an equal number of shares of Class B common stock. The Non-Blocker USWS Members collectively own all of our outstanding shares of Class B common stock. We expect to maintain a one-to-one ratio between the number of outstanding shares of Class B common stock and the number of units of USWS held by persons other than the Company, so holders of units of USWS (other than the Company) will have a voting interest in the Company that is proportionate to their economic interest in USWS Holdings.

Class B common stock represent a non-economic interest in the Company. The Second Amended and Restated Charter provides that the number of authorized shares of Class B common stock is 20,000,000.

Shares of Class B common stock (i) may be issued only in connection with the issuance by USWS Holdings of a corresponding number of units of USWS and only to the person or entity to whom such units of USWS are issued and (ii) may be registered only in the name of (1) a person or entity to whom shares of Class B common stock are issued as described above, (2) its successors and assigns, (3) their respective permitted transferees or (4) any subsequent successors, assigns and permitted transferees. A holder of shares of Class B common stock may transfer shares of Class B common stock to any transferee (other than the Company) only if, and only to the extent permitted by the Amended and Restated Limited Liability Company Agreement of USWS Holdings (the “A&R USWS Holdings LLC Agreement”), such holder also simultaneously transfers an equal number of such holder’s units of USWS to the same transferee in compliance with the A&R USWS Holdings LLC Agreement. Shares of Class B common stock (together with the same number of units of USWS) may be exchanged for shares of Class A common stock as provided in the A&R USWS Holdings LLC agreement.

Holders of shares of our Class B common stock will vote together as a single class with holders of shares of our Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, holders of shares of Class B common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Second Amended and Restated Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock.

Holders of Class B common stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs. There are no sinking fund provisions applicable to the Class B common stock. No shares of Class B common stock are being issued or registered in this offering.

Preferred Stock

Our Second Amended and Restated Charter authorizes 10,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the amendment or any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered.

Dividends

We have not paid any cash dividends on our Class A common stock to date and do not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends is dependent upon our revenues and earnings, capital requirements and general financial condition, and is within the discretion of the Board. Holders of Class B common stock will not be entitled to any dividends from the Company.

Election of Directors

Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, which means that the holders of more than 50% of the shares voted for the election of directors are entitled to elect all of the directors.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as the Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Authorized shares may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on Nasdaq and trade under the symbol “USWS”.

Outstanding Warrants

We issued (i) an aggregate of 32,500,000 warrants to purchase shares of our Class A common stock pursuant to the warrant agreement entered into in connection with our initial public offering and (ii) an aggregate of 15,500,000 warrants to purchase shares of our Class A common stock issued in a private placement that closed simultaneously with the closing of our initial public offering. As of March 21, 2019, there were 37,135,609 outstanding warrants exercisable for 18,567,805 shares of our Class A common stock. Our outstanding warrants are listed on Nasdaq and trade under the symbol “USWSW.”

Each outstanding warrant entitles the registered holder to purchase one-half of one share of our Class A common stock at a price of $5.75 per half share, subject to adjustment. The outstanding warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We may call the outstanding warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

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if, and only if, the last sale price of our Class A common stock equals or exceeds $24.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If we call the warrants for redemption as described above, we will have the option to require all holder that wish to exercise warrants to do so on a “cashless basis.” If we take advantage of this option, each holder would pay the exercise price by surrendering the warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the warrants for redemption and we do not take advantage of this option, Matlin & Partners Acquisition Sponsor LLC and its permitted transferees would still be entitled to exercise their warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis. The warrants issued in the private placement that closed simultaneously with the closing of our initial public offering will not be redeemable by us so long as they are held by the initial holders or their permitted transferees. If holders of such private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The exercise price, the redemption price and number of shares of Class A common stock issuable on exercise of the outstanding warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the exercise price and number of Class A common shares issuable on exercise of the warrants will not be adjusted for issuances of Class A common stock at a price below the warrant exercise price.

The outstanding warrants were issued in registered form under a Warrant Agreement between our transfer agent (in such capacity, the “Warrant Agent”), and the Company (the “Warrant Agreement”). The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Class A common stock held of record on all matters to be voted on by our stockholders.

No outstanding warrants will be exercisable unless at the time of exercise a prospectus relating to Class A common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period and the Class A common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares of Class A common stock will be issued upon exercise of the outstanding warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of Class A common stock, we will, upon exercise, round up to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers, through a specific bidding or auction process or otherwise;

•	through at-the-market sales or block trades;

•	through a combination of any such methods of sale; and

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on Nasdaq or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities described in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements of U.S. Well Services, Inc. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 (Successor), for the periods of February 2, 2017 to December 31, 2017 (Successor), January 1, 2017 to February 1, 2017 (Predecessor), and for the year ended December 31, 2016 (Predecessor), have been incorporated herein by reference to the Company’s annual report on Form 10-K for the year ended December 31, 2018, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the December 31, 2018 consolidated financial statements refers to a new basis for presentation and the accompanying consolidated financial statements for the Successor periods includes assets acquired and liabilities assumed that were recorded at fair value having carrying amounts not comparable with prior periods as discussed in note 4 to the consolidated financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information about registrants, like us, that have been filed electronically with the SEC. You can access the SEC’s Internet site at http://www.sec.gov. You can also obtain information about us on our website at http://www.uswellservices.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless we expressly provide to the contrary):

(1)	Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 14, 2019 (File No. 001-38025);

(2)	Current Reports on Form 8-K filed with the SEC on January 4, 2019 and March 20, 2019 (File No. 001-38025); and

(3)	The description of our Class A common stock and outstanding warrants contained in our Registration Statement on Form 8-A filed with the SEC on March 7, 2017 (File No. 001-38025).

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such we expressly provide to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this shelf registration statement are terminated. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

U.S. Well Services, Inc.

Attn: Secretary

1360 Post Oak Boulevard, Suite 1800

Houston, Texas 77056

U.S. Well Services, Inc.

$10,275,000

Class A Common Stock

Prospectus Supplement

Simmons Energy

A Division of Piper Sandler

June 26, 2020